Exhibit 21

Argan, Inc. and Subsidiaries

List of Companies

January 31, 2016

	Place of
	Incorporation/	%
Company Name	Organization	Ownership

Argan, Inc. (“AGX”)	Delaware	Parent

100%-Owned Subsidiaries of AGX

Gemma Power Systems, LLC (“GPS”)	Connecticut	100%

Gemma Power Hartford, LLC	Connecticut	100%

Gemma Power, Inc.	Connecticut	100%

Gemma Power Systems California, Inc.	California	100%

Southern Maryland Cable, Inc.	Delaware	100%

AGX International Limited (“AGXI”) (1)	Ireland	100%

Atlantic Projects Company, Inc. (APCI”) (3)	New York	100%

TRC Acquisition, LLC (“TRC”)	Delaware	100%

100%-Owned Subsidiary of AGXI

Atlantic Projects Company Limited (“APCL”) (2)	Ireland	100%

100%-Owed Subsidiaries of GPS

Gemma Renewable Power, LLC	Delaware	100%

Gemma Plant Operations, LLC	Delaware	100%

100%-Owned Subsidiaries of TRC

The Roberts Company Field Services, Inc. (“TRC Field”)	Delaware	100%

The Roberts Company Fabrication Services, Inc. (“TRC Fab”) (4)	Delaware	100%

75% Joint Ventures (GPS)

Gemma-Lane Liberty Partners (5)		75%

Gemma-Lane Patriot Partners (5)		75%

NOTE (1)  Entity formed during fiscal year ending January 31, 2016.

NOTE (2)  APCL was acquired by AGXI in May 2015.

NOTE (3)  APCI was purchased from APCL by AGX in June 2015.

NOTE (4)  As of January 31, 2016 TRC Field owned 100% of the outstanding common stock of TRC Fab. On February 22, 2016, TRC Fab was merged into TRC Field which assumed the name The Roberts Company, Inc.

NOTE (5) The Joint Venture Agreement shall be construed and governed by the laws of the state of Connecticut.